Exhibit 10.13

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.]

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (this “Agreement”) is made as of September 2, 2021, (the “Effective Date”) between Lonza Houston, Inc., 14905 Kirby, Drive, Pearland, Texas 77047 (“LONZA”), and Arcellx, Inc., a Delaware corporation, having an office at 25 West Watkins Mill Road, Suite A, Gaithersburg, Maryland 20878 (“CLIENT”) (each of LONZA and CLIENT, a “Party” and, collectively, the “Parties”).

RECITALS

A. LONZA operates a multi-client production facility located at Lonza Houston, Inc., 14905 Kirby, Drive, Pearland, Texas 77047, and/or such other location as LONZA may designate in writing from time to time (the “Facility”).

B. CLIENT desires to have LONZA produce a product intended for therapeutic use in humans, and LONZA desires to produce such product.

C. CLIENT desires to have LONZA conduct work according to one or more individual Statements of Work, as further defined below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LONZA and CLIENT, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.
Definitions

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement.

1.1.
“Acceptance Period” shall have the meaning set forth in Section 5.2.
1.2.
“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3.
“Applicable Law” means (a) any United States federal, state or local, law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, or government order; (b) any foreign or multinational, law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, or government order of any regulatory authority that may be in effect with respect to LONZA’s performance of any activities in support of manufacturing of the Product.
1.4.
“Background Intellectual Property” means any Intellectual Property either (a) owned or controlled by a Party prior to the Effective Date or (b) developed or acquired by a Party independently from performance under this Agreement and without the use of the other Party’s Confidential Information during the term of the Agreement.
1.5.
“Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.
1.6.
“Batch Record” means the production record pertaining to a Batch.
1.7.
“cGMP” or “GMP” means the current Good Manufacturing Practices as provided for (and as amended from time to time) in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7 (ICH Q7), the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use in Volume 4 of the European Commission’s Rules governing medicinal products in the European Union and any analogous guidelines in the United Kingdom, the United States Federal Food, Drug, and Cosmetic Act section 501(a)(2)(B) (21 U.S.C. 351(a)(2)(B)) and the United States Code of Federal Regulations 21 C.F.R. Parts 210 and 211, 610, and 1271 in each case, as applicable.
1.8.
“cGMP Batch” means any Batch which is required under the Statement of Work to be manufactured in accordance with cGMP.
1.9.
“Change Order” has the meaning set forth in Section 2.2.
1.10.
“CLIENT Development Materials” has the meaning set forth in Section 2.3.
1.11.
“CLIENT Inventions” means any know-how or inventions, whether or not patentable, conceived, developed or reduced to practice by CLIENT on or before the Effective Date.
1.12.
“CLIENT Materials” means the CLIENT Development Materials and the CLIENT Production Materials.
1.13.
“CLIENT Personnel” has the meaning set forth in Section 4.9.1.
1.14.
“CLIENT Production Materials” has the meaning set forth in Section 4.1.

1.15.
“Commencement Date” means the date set forth in the Statement of Work for the commencement of Services, including the production of the Product.
1.16.
“Commercially Reasonable Efforts” means, with respect to LONZA’s performance of its obligations under this Agreement, [***].
1.17.
“Confidential Information” has the meaning set forth in Section 10.1.
1.18.
“Disapproval Notice” shall have the meaning set forth in Section 5.2.
1.19.
“Engineering Batch” means a Batch that is intended to demonstrate the transfer of the Process to the Facility.
1.20.
“Excluded Lists” has the meaning set forth in Section 12.2.
1.21.
“FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.
1.22.
“FFDCA” has the meaning set forth in Section 12.2.
1.23.
“Intellectual Property” means all worldwide patents, copyrights, trade secrets, know-how and all other intellectual property rights, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.
1.24.
“Latent Defect” has the meaning set forth in Section 5.2.3.
1.25.
“LOI” has the meaning set forth in Section 2.1.
1.26.
“LONZA Inventions” means any know-how, media, assays, methods or other inventions, whether or not patentable, conceived, developed or reduced to practice by LONZA: (a) on or before the Effective Date; or (b) in connection with the performance of the Statement of Work.
1.27.
“LONZA Operating Documents” means the corporate standards, standard operating procedures, electronic programs and files, raw material specifications, protocols, validation documentation, and supporting documentation used by LONZA, such as environmental monitoring, for operation and maintenance of the Facility and LONZA equipment used in the process of producing the Product, excluding the Project Documentation and any of the foregoing that are specific to the manufacture of Product.
1.28.
“LONZA Parties” has the meaning set forth in Section 15.2.
1.29.
“Materials” means all raw materials and supplies to be used in the production of a Product.
1.30.
“Process” means the manufacturing process for a Product, as such Process may be amended from time to time in accordance with this Agreement.

1.31.
“Product” means the biological substance more specifically described in the applicable Statement of Work.
1.32.
“Product Warranties” means those warranties as specifically stated in Section 5.1.
1.33.
“Project Documentation” means the compilation of documentation generated by LONZA in preparation of and during the performance of a given SOW, including executed Batch Records, Material specifications, protocols, validation documentation according to the respective SOW, component records, test records and test record forms, certificates of analysis, study protocols, study summary reports, deviation reports, laboratory investigations, environment excursions, formulation records, and other related documents.
1.34.
“Quality Agreement” has the meaning set forth in Section 2.4.
1.35.
“Regulatory Approval” means the approval by the FDA or EMA to market and sell the Product in the respective markets.
1.36.
“Services” means the activities to be performed by LONZA under a Statement of Work.
1.37.
“SOP” means a standard operating procedure.
1.38.
“Special Equipment” has the meaning set forth in Section 3.3.1.
1.39.
“Specifications” means the Product specifications as provided by CLIENT and agreed to by LONZA in writing under the applicable Statement of Work, as such specifications may be amended upon mutual agreement from time to time in accordance with this Agreement.
1.40.
“Statement of Work” or “SOW” has the meaning set forth in Section 2.1.
1.41.
“Technology Transfer” means the transfer of documentation, specifications, and production process by CLIENT to LONZA for the development of the Project Documentation for the manufacture of the Product specifically for the CLIENT.
1.42.
“Term” has the meaning set forth in Section 14.1.
1.43.
“Testing Laboratories” has the meaning set forth in Section 2.3.
1.44.
“Third Party” means any party other than LONZA, CLIENT or their respective Affiliates.
2.
Statements of Work - Process and Product Development; Process or Product Manufacture
2.1
Statement of Work. Prior to performing any Process or Product development, Technology Transfer, or Process or Product manufacture (other than, in each case, pursuant to that certain Letter of Intent, dated as of July 9, 2021, between the Parties (the “LOI”)), the Parties will collaborate to develop a statement of work, describing the activities to be performed by the Parties, or to be subcontracted by LONZA to Third Parties, which shall at a minimum include: (a) a description of the services to be performed pursuant to such statement of work, including, if applicable, any start-up activities to be performed by or on behalf of CLIENT in connection with the transfer-in to LONZA of the existing Process; (b) cost for the performance of such services; (c) a listing (including quantities) of any materials to be provided by CLIENT to LONZA for use in the performance of such services; (d) lead times and delivery schedules (if known); (e) deliverables to be provided by LONZA to CLIENT; and (f) such other information as may be necessary for the manufacture of the Product(s) or performance of other activities with respect to such services (each, a “Statement of Work” or “SOW”). It is contemplated that each separate project shall have its own Statement of Work. As each Statement of Work is agreed to by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered starting with A-1 and then A-2, A-3, etc. In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control, except to the extent the applicable Statement of Work expressly and specifically states an intent to supersede this Agreement on a specific matter. Any such superseding term of a Statement of Work shall only apply to the specified Statement of Work and not to any other Statement of Work.
2.2
Modification of Statement of Work. Should either Party want to change a Statement of Work, including to add additional services to be provided by LONZA, such Party may propose to the other Party an amendment to the Statement of Work with the desired changes or additional services (“Change Order”). In the event of a Change Order proposed by CLIENT, if LONZA determines that it has the resources and capabilities to accommodate such Change Order, LONZA will prepare a modified version of the Statement of Work reflecting such Change Order (including any changes to the estimated timing, estimated charges or scope of a project) and will submit such modified version of the Statement of Work to CLIENT for review and comment. A Change Order shall be binding on the Parties only if it refers to this Agreement and the Statement(s) of Work it modifies, states that it is to be made a part thereof, and is signed by both Parties. Whereafter such modified version of the Statement of Work will be deemed to have replaced the prior version of the Statement of Work. Notwithstanding the foregoing, if a Change Order is not agreed to by both Parties, the existing Statement of Work shall remain in effect.
2.3
CLIENT Deliverables. Within the time period specified in a Statement of Work, CLIENT will provide LONZA with (a) the materials listed in the Statement of Work for which CLIENT is responsible for delivering to LONZA, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work, and (b) any protocols, SOPs and other information and documentation in possession or control of CLIENT and necessary for the performance of the Statement of Work, and for the preparation of the Project Documentation in conformance with cGMP, including manufacturing process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information, (collectively the materials in clauses (a) and (b), the “CLIENT Development Materials”). If CLIENT does not provide the CLIENT Development Materials within the time period specified in a Statement of Work, then LONZA shall be excused for any delays in performing the applicable Statement of Work arising from such failure. LONZA shall have the right to use the CLIENT Materials solely for the purpose of performing Services. LONZA and its Affiliates will not use the CLIENT Materials (or any part thereof) for any other purpose without CLIENT’s prior written consent. CLIENT shall retain all right, title and interest in and to CLIENT Materials. LONZA shall: (i) at all times use all reasonable endeavours to keep CLIENT Materials secure and safe from loss, damage, theft, misuse and unauthorized access in such manner as LONZA stores its own materials of similar nature; (ii) use the CLIENT Materials in compliance with Applicable Law and comply with any safety precautions and instructions accompanying the CLIENT Materials; (iii) not use the CLIENT Materials for the benefit of any Third Party, transfer the CLIENT Materials to any Third Party or otherwise part with possession of the CLIENT Materials or the Product, save for the purpose of tests at any Third Party instructed by LONZA and approved by CLIENT to carry out tests on the CLIENT Materials or the Product (such Third Parties, “Testing Laboratories”) or as directed by CLIENT; (iv) not attempt to reverse-engineer or otherwise determine the genetic or amino acid sequence of the CLIENT Materials without the prior written consent of CLIENT; and (v) cause all Testing Laboratories to be subject to confidentiality and non-use obligations no less onerous than those confidentiality and non-use obligations imposed on LONZA under this Agreement.
2.4
Performance by LONZA. Subject to the provision by CLIENT of the CLIENT Development Materials pursuant to Section 2.3, LONZA will perform, directly or, where expressly contemplated by the applicable Statement of Work or approved by CLIENT (such approval not to be unreasonably withheld), through a Third Party contractor, the work described in a Statement of Work, in a professional and workmanlike manner in accordance with the terms of this Agreement, any quality agreement entered into between LONZA and CLIENT with respect to the Services (the “Quality Agreement”), Applicable Law, LONZA’s standard operating procedure, CLIENT’s instructions agreed to by LONZA, and industry standards applicable to the Services; provided that the failure to achieve any of the deliverables set forth in a Statement of Work will not be deemed as a breach of LONZA’s obligation under this Section or under the Statement of Work if LONZA has used Commercially Reasonable Efforts to achieve such deliverables. LONZA will promptly notify CLIENT of any material delays that arise during the performance of the Statement of Work.

2.5 Engineering Batches. LONZA shall manufacture Engineering Batches in accordance with the applicable Statement of Work. CLIENT shall have the right to make whatever further use of the non-cGMP Engineering Batches as it shall determine, provided that CLIENT pays for such Batches in accordance with the Statement of Work, such use is not for human use and does not violate any Applicable Laws. LONZA makes no warranty that Engineering Batches will meet cGMP or the Specifications. Regardless of whether any Engineering Batch meets cGMP or the Specifications, CLIENT shall pay to LONZA the price for such Engineering Batch as contemplated in the applicable Statement of Work.

2.6 cGMP Batches. LONZA will, in accordance with the terms of this Agreement, Statement of Work, and Quality Agreement, manufacture at the Facility and release to CLIENT, cGMP Batches that comply with the Process, cGMP and the Specifications, together with a certificate of analysis; provided, however, that cGMP manufacture shall not commence until the successful completion of a Process validation study pursuant to a Statement of Work. Prior to commencement of cGMP manufacturing, LONZA shall review the process assumptions. In the event that there is a material difference in the process assumptions as compared with the process results demonstrated during the manufacture of Engineering Batches, the Parties shall meet to discuss in good faith a revision to the Batch price to reflect such difference.

2.7 Affiliates. An Affiliate of LONZA may, with the consent of CLIENT, execute a Statement of Work (which Statement of Work shall constitute such CLIENT consent) with CLIENT pursuant to this Agreement and submit invoices to CLIENT under such Statement of Work. In such circumstances, all references in this Agreement to LONZA shall be deemed to be to the applicable Affiliate of LONZA with respect to (i) that particular Statement of Work or (ii) the relevant portions of a Statement of Work under which the Affiliate will be performing specified Services. The Affiliate shall be entitled to enforce this Agreement with respect to such Statement of Work, or as applicable the relevant portions of such Statement of Work, in its own name as an intended third party beneficiary and the Affiliate shall be solely liable to CLIENT for any obligations and liabilities undertaken pursuant to such Statement of Work and subject to the terms of this Agreement.

2.8 Non-Exclusive Arrangement. The Parties acknowledge and agree that, pursuant to this Agreement, they are establishing a non-exclusive manufacturing arrangement. Subject to Article 10 and Article 11, nothing contained herein is intended, or shall be construed, to prohibit or otherwise restrict CLIENT from carrying out directly, or having performed by one or more Affiliates or Third Parties, the activities included within the scope of the Services hereunder (not including the Services themselves or CLIENT’s obligations under the Agreement), including by manufacturing or having manufactured Product or any product containing such Product.

2.9 LOI Services. The Parties acknowledge that they entered into the LOI prior to entering into this Agreement, pursuant to which LONZA agreed to perform certain services on behalf of CLIENT in preparation for the activities described herein. The Parties now wish to supersede the LOI and have the activities contemplated thereby, and the Parties’ respective rights and obligations with respect thereto, governed by this Agreement. Without limitation of the foregoing, Attachment B of the LOI shall hereby be incorporated into this Agreement as Schedule 1. In the event of any conflict between any term or condition of the LOI and any term or condition of this Agreement, this Agreement shall control.

3.
Technology Transfer

3.1 Drafting of Project Documentation. Based on the information provided by CLIENT and including process definition or changes developed by LONZA pursuant to any applicable Statement of Work, LONZA will prepare the Project Documentation for the Process in accordance with the Statement of Work. CLIENT will inform LONZA of any specific requirements CLIENT may have relating to the Project Documentation, including any information or procedures CLIENT wishes to have incorporated therein. If LONZA intends to either (i) include in the Project Documentation the use of any assay, medium, or other technology that is not commercially available or (ii) incorporate any LONZA Background Intellectual Property into the Process or Product such that use of LONZA Background Intellectual Property is necessary to make or have made the Product in accordance with the Process, LONZA will inform CLIENT of such intention and the Parties will meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available materials, technology, or LONZA Background Intellectual

Property in the Process or Product, as applicable. The applicable Project Documentation, as set forth in the SOW, shall be completed and delivered by LONZA.

3.2 Review of Project Documentation. CLIENT will cooperate with LONZA to provide reasonable assistance to LONZA to develop the Project Documentation and Process, including, without limitation, by providing LONZA with additional information and procedures as specified in Section 2.3. LONZA will deliver a draft version of the applicable portions of the Project Documentation to CLIENT for its review and approval in accordance with the schedule set forth in the Statement of Work. CLIENT will notify LONZA in writing of any objections it has to the draft Project Documentation, and upon such notification, representatives of LONZA and CLIENT will meet promptly to resolve such objections. CLIENT shall use commercially reasonable efforts to review the draft Project Documentation and provide any objections or comments within [***] following receipt of such draft Project Documentation by CLIENT. Upon CLIENT’s written acceptance of the draft Project Documentation, such draft shall become the Project Documentation for the applicable Statement of Work. LONZA shall be excused from its obligations to perform Services hereunder to the extent that CLIENT's failure to provide such comments or objections within such [***] period prevents LONZA from performing the affected Services, and CLIENT shall be responsible for any reasonable and documented costs actually incurred by LONZA as a direct result of such delay by CLIENT in accordance with the applicable SOW.

3.3 Equipment.

3.3.1 The Parties anticipate that CLIENT will provide, or LONZA will need to purchase, the equipment expressly described in each SOW as being provided by CLIENT (the “Special Equipment”) in order to perform the manufacture of the Product. CLIENT shall pay the cost of Special Equipment, and pay the reasonable costs of installation and validation of such Special Equipment as described below. This Section 3.3 shall not apply to any replacement equipment (other than replacements for Special Equipment) purchased by LONZA because of obsolescence (technical or otherwise). LONZA must receive written approval from CLIENT prior to any purchase of Special Equipment not set forth in the applicable SOW. LONZA shall purchase such Special Equipment and promptly invoice CLIENT for all amounts LONZA owes for such Special Equipment and the reasonable installation and equipment validation costs after LONZA installs the Special Equipment, in each case in accordance with the budget therefor agreed in writing by the Parties in advance.

3.3.2 Except as otherwise indicated in the applicable SOW, CLIENT shall own any Special Equipment upon the date it makes full payment to LONZA for such Special Equipment. Thereafter, title to and risk of loss of such Special Equipment shall be retained by CLIENT; provided, however, that LONZA shall be responsible for replacing any Special Equipment that is destroyed due to LONZA’s negligence or willful misconduct. LONZA shall execute such forms, documents and instruments evidencing CLIENT’s ownership of such Special Equipment as CLIENT reasonably shall request from time to time during the Term, including financing statements under the Uniform Commercial Code. LONZA shall take no action that is inconsistent with the right, title and interest of CLIENT in and to the Special Equipment owned by CLIENT, and any attempt by LONZA to sell, or to grant or create a lien on or security interest in, such Special Equipment shall be void ab initio.

3.3.3 LONZA shall be responsible for routine and non-routine maintenance and servicing of Special Equipment, which costs shall be borne by CLIENT. To the extent spare or replacement parts are necessary for the operation of the Special Equipment, the purchase of such spare or replacement parts shall be facilitated by LONZA and the costs shall be borne by CLIENT. LONZA shall notify CLIENT prior to the performance of any non-routine maintenance or servicing.

3.3.4 Special Equipment shall be used exclusively for manufacturing Product hereunder unless otherwise permitted in advance by CLIENT in writing. If CLIENT authorizes and LONZA agrees to the use of the Special Equipment for any products other than the Product, LONZA and CLIENT shall mutually agree upon a credit for CLIENT in the [***].

3.3.5 Except as provided in this Section 3.3 with respect to Special Equipment, CLIENT shall not have any obligation in connection with the Services or this Agreement to provide, or reimburse LONZA for, any equipment, or otherwise make payments to LONZA for an capital expenditures, including with respect to any facility.

4.
Manufacture Of Product; Order Process; Deliveries
4.1
CLIENT Deliverables. Within any time period agreed to in any applicable Statement of Work, CLIENT will provide LONZA with the materials listed in the Statement of Work required to be supplied by CLIENT for the production of the Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work (collectively, the “CLIENT Production Materials”).
4.2
Commencement Date. The Statement of Work will include a Commencement Date agreed upon by the Parties.
4.3
Manufacture by LONZA. LONZA will (a) manufacture, package, ship, handle quality assurance and quality control for the Product, all as set forth in the Statement of Work, and (b) deliver to CLIENT the Product requested by CLIENT in the Statement of Work, all in accordance with the terms set forth in Section 4.6 below, and provided that the failure to achieve any of the deliverables set forth in a Statement of Work will not be deemed as a breach of LONZA’s obligation under this Section or under the Statement of Work if LONZA has used Commercially Reasonable Efforts to achieve such deliverables.
4.4
Cancellation of a Statement of Work. Each Statement of Work shall provide the termination and/or cancellation fees for such Statement of Work (the “Cancellation Fee”).
4.5
Payment of Cancellation Fee and Costs. The Cancellation Fee associated with any cancelled Batch shall be payable in accordance with Section 8.1.
4.6
Packaging and Shipping. LONZA will package and label the Product for shipment in accordance with the Project Documentation and LONZA’s standard practices in effect at the time of performance by LONZA. LONZA will (i) ship the Product [***] to a common carrier designated by CLIENT to LONZA in writing not less than [***] prior to the applicable delivery date unless otherwise agreed to in a Statement of Work and (ii) reasonably cooperate with

CLIENT’s and CLIENT’s designated carrier’s instructions regarding such shipment. CLIENT will provide to LONZA its account number with a designated carrier and will pay for all shipping costs in connection with each shipment of Product. Each shipment will be accompanied by the documentation listed in the Statement of Work. Risk and title in the Product will pass upon delivery to the carrier. LONZA will use Commercially Reasonable Efforts to deliver each shipment of Product to CLIENT on the requested delivery date for such shipment. LONZA will promptly notify CLIENT if LONZA reasonably believes that it will be unable to meet a delivery date. If LONZA fails to deliver a Batch of Product by the applicable delivery date and such Batch is not administered to the patient it is intended for due to such late delivery, upon notice from CLIENT, LONZA shall refund the cost of the original Batch of Product (if CLIENT has first paid for the original Batch of Product). CLIENT shall be required to take physical possession of a Batch of Product within [***] after acceptance of such Batch in accordance with Section 5.2 (the “Delivery Period”), unless CLIENT requests in writing, and LONZA consents in writing, to store the material on CLIENT’s behalf and at CLIENT’s expense.
4.7
Genetic Alterations. LONZA is not responsible for any genetic alterations that occur during production of any product, including as a result of a predisposition of any material provided by CLIENT, except to the extent those genetic alterations result from a failure to manufacture in accordance with the Process or a grossly negligent or intentionally wrongful act or omission of LONZA. Unless they arise from a grossly negligent or intentionally wrongful act or omission of LONZA, genetic alterations shall not be the basis for a breach of warranty claim by CLIENT. If LONZA fails to deliver materials in accordance with the terms of this Agreement or a Statement of Work, or if materials produced pursuant to the Statement of Work fail to meet any technical specification required by the Statement of Work, and such failure is due to genetic alterations which do not arise from a grossly negligent or intentionally wrongful act or omission of LONZA, LONZA will re-perform the specific project at issue at the earliest practicable time, [***].
4.8
Records. LONZA will prepare and maintain complete, accurate, and organized records of all Services as well as any additional records required by Applicable Law. LONZA will retain possession of the Project Documentation, all Batch Records and LONZA Operating Documents, and will make copies thereof available to CLIENT upon CLIENT’s request and at CLIENT’s expense. LONZA Operating Documents will remain LONZA Confidential Information. CLIENT will have the right to use and reference LONZA Operating Documents in connection with a filing for Regulatory Approval of the Product or as otherwise authorized by the Agreement. For the avoidance of doubt, subject to Article 10 and Article 11, CLIENT may use the Project Documentation and Batch Records for any purpose.
4.9
CLIENT Access.
4.9.1
CLIENT’s employees and agents (including its independent contractors but excluding, for clarity, third party auditors) (collectively, “CLIENT Personnel”) may participate in the production of the Product at the Facility only (i) in such capacities as may be approved in writing in advance by LONZA or (ii) as agreed to in a Statement of Work. If applicable, CLIENT Personnel working at the Facility are required to comply with LONZA’s Operating Documents and any other applicable LONZA facility and/or safety policies that are generally applicable to third parties while at the LONZA facility; provided that, LONZA must provide the relevant portion of such information to CLIENT Personnel. For the avoidance of doubt, CLIENT Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.
4.9.2
CLIENT Personnel working at the Facility will be and remain employees of CLIENT, and CLIENT will be solely responsible for the payment of compensation for such CLIENT Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). CLIENT covenants and agrees to maintain insurance as required by applicable Federal and state laws with respect to all CLIENT Personnel working at the Facility.
4.9.3
CLIENT will pay for the actual cost of repairing or replacing to its previous status ([***]) any property of LONZA damaged or destroyed by CLIENT Personnel, provided CLIENT shall not be liable for repair or replacement costs resulting from ordinary wear and tear.
4.9.4
In addition, CLIENT will reimburse LONZA for the cost of any lost security cards issued to CLIENT Personnel, at the rate of [***].
4.9.5
CLIENT will indemnify and hold harmless LONZA from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by CLIENT Personnel while at the Facility or elsewhere, except to the extent caused by the gross negligence or willful misconduct on the part of any LONZA Party.
4.10
Disclaimers. CLIENT acknowledges and agrees that LONZA Parties will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement and any Statement of Work. CLIENT acknowledges and agrees that LONZA Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.
5.
Product Warranties; Acceptance And Rejection Of Products
5.1
Product Warranties. LONZA warrants that any Product manufactured by LONZA pursuant to this Agreement, at the time of delivery pursuant to Section 4.6: (a) conforms to the Specifications, except with respect to Engineering Batches; (b) was manufactured in accordance with the Project Documentation; and (c) where applicable, was manufactured in accordance with cGMP, except with respect to Engineering Batches. LONZA further warrants that unencumbered title to all Product will be conveyed to CLIENT upon delivery.
5.2
Approval of Completed Product.
5.2.1
When a cGMP Batch has been completed, LONZA will notify CLIENT and supply CLIENT with the required Project Documentation set forth in the SOW. Within [***] after CLIENT’s receipt of such documentation regarding such cGMP Batch (the “Acceptance Period”), CLIENT shall determine by review of such documentation whether or not the given cGMP Batch conforms to the product warranties set forth in Section 5.1 above (“Product Warranties”). If CLIENT asserts that the cGMP Batch does not comply with the Product Warranties set forth in Section 5.1 above, CLIENT will deliver to LONZA, in accordance with the notice provisions set forth in Section 17.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such cGMP Batch, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties. If a Disapproval Notice is received by LONZA during the Acceptance Period, then LONZA and CLIENT will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production or testing of the cGMP Batch. If a valid Disapproval Notice is not received during the Acceptance Period, the cGMP Batch will be deemed accepted and ready for shipment to CLIENT, or storage for CLIENT, as applicable.
5.2.2
If Product is to be shipped to CLIENT, then upon acceptance, the Product shall be delivered to CLIENT, and CLIENT shall accept delivery thereof, within [***] after such acceptance. Title and risk of loss to such Product shall pass to CLIENT at the time of delivery to the common carrier pursuant to Section 4.6. If the Product is to be stored by LONZA for CLIENT, LONZA shall do so in accordance with agreed upon terms of a SOW which covers all relevant details of a Product storage engagement.

5.2.3 Notwithstanding anything to the contrary, CLIENT shall have the further right to reject quantities of Product accepted pursuant to Section 5.2.1 or Section 5.2.2 if it [***], provided such non-conformance could not have [***] been discoverable upon the inspection and testing by LONZA and CLIENT that would have been expected in the ordinary course of Product release and disposition, but is discovered at a later time and [***] (a “Latent Defect”) and CLIENT provides a Disapproval Notice related thereto. Any Disapproval Notice for a Latent Defect shall be provided within [***] of the discovery of any such Latent Defect, but in no event later than [***] after delivery of the applicable Product to CLIENT. If a Disapproval Notice is received by LONZA during such period, then LONZA and CLIENT will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of the Product and the Disapproval Notice.

5.3
Dispute Resolution. LONZA and CLIENT will attempt to resolve any dispute regarding the conformity of a cGMP Batch with the Product Warranties. If such dispute cannot be settled within [***] of the submission by each Party of such related paperwork and records to the other Party, and if the cGMP Batch is alleged not to conform with the Product Warranties set forth in Section 5.1(a), then CLIENT will submit a sample of the disputed Product to an independent expert or independent testing laboratory of recognized repute either of which is selected by [***] for analysis, under procedures to be selected by such expert or laboratory, of the conformity of such cGMP Batch or with the Specifications. The costs associated with such analysis by such independent expert or independent testing laboratory will be paid by [***].
5.4
Remedies for Non-Conforming, Damaged, or Destroyed Product.
5.4.1
In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.3, that (a) a cGMP Batch fails to conform to the Product Warranties (including failure to conform with the Specifications) and such failure is the reason a cGMP Batch is not administered to the patient it is intended for, or (b) Product and/or Materials are destroyed or damaged by LONZA personnel, and the failure under clause (a), or the destruction or damage under clause (b), as the case may be, is due to the failure of (i) LONZA personnel properly to execute the Project Documentation or (ii) LONZA personnel to comply with cGMP, then at CLIENT’s request, LONZA will, as soon as it is commercially practicable to do so, produce one time for CLIENT sufficient quantities of Product to replace the non-conforming, damaged or destroyed portion of such cGMP Batch (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to CLIENT; provided, however, CLIENT shall have first paid for the original cGMP Batch. If a replacement Product cannot be provided to CLIENT or if CLIENT elects not to have LONZA provide a Production Rerun, then LONZA shall refund the cost of the original Batch of Product (if CLIENT has first paid for the original Batch of Product).
5.4.2
In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.3, that a cGMP Batch materially fails to conform to the Product Warranties, or Product and/or Materials are destroyed or damaged by LONZA personnel, for any reason other than as set forth in Section 5.4.1, then LONZA shall have no liability to CLIENT with respect to such cGMP Batch, Product or Material and LONZA will, at CLIENT’s request, produce for CLIENT a Production Rerun at CLIENT’s expense. Notwithstanding anything to the contrary set forth in Section 5.4, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LONZA personnel while LONZA personnel were acting at the direction of CLIENT Personnel, then LONZA will have no liability to CLIENT as the result of such destruction or damage.
5.4.3
CLIENT acknowledges and agrees that, other than a right of indemnity with respect to third party product liability claims subject to Sections 13.3 and 15.3.2, its sole remedy with respect to (i) the failure of Product to conform with any of the Product Warranties and (ii) damaged or destroyed Materials and/or Product, is as set forth in this Section 5.4, and in furtherance thereof, Client hereby waives all other remedies at law or in equity regarding the foregoing claims.
6.
Storage Of Materials
6.1
Pre-Production. LONZA will store at the expense of CLIENT any CLIENT Materials, equipment or other property (in each case, other than Special Equipment) delivered pursuant to the Statement of Work to the Facility by CLIENT more than [***] prior to the Commencement Date. The storage rates will be set forth in the Statement of Work and may be amended from time to time by LONZA. No storage fees will be charged during the period starting [***] prior to the Commencement Date and ending upon completion of the manufacturing of the applicable Product.
6.2
Post-Production. LONZA will store at the Facility free of charge any in–process materials, CLIENT Materials, equipment and other CLIENT property (other than Product manufactured hereunder) that remains at the Facility on the date of completion of the manufacturing of the applicable Product that are not otherwise intended to be used under a Statement of Work (collectively “Remaining CLIENT Property”), for up to [***]. Within [***] of completion of the manufacturing of the applicable Product, in the course of regular operational team meetings, LONZA shall provide CLIENT verbal notice of the Remaining CLIENT Property in its possession and the deadline for CLIENT response in accordance with the following sentence. If CLIENT has not provided any instructions as to the shipment or other disposition of Remaining CLIENT Property prior to the expiration of such [***] period, LONZA may, in its sole discretion, destroy such Remaining CLIENT Property, or continue to store such Remaining CLIENT Property at the Facility or elsewhere. In the event that LONZA continues to store such Remaining CLIENT Property, CLIENT will pay to LONZA a storage charge at the post-production monthly storage rates for the period set forth in the applicable Statement of Work beginning on the [***] after the completion of the manufacturing of the applicable Product through the date that the storage terminates.
6.3
Product. Notwithstanding the foregoing, if CLIENT fails to take delivery of a Product within the applicable Delivery Period as required by Section 4.6, CLIENT will pay to LONZA a storage charge at [***] the post-production monthly storage rate set for in the applicable Statement of Work, which shall begin accruing on the first day following the expiration of the applicable Delivery Period.
7.
Regulatory Matters
7.1
Permits and Approvals. During the term, LONZA will maintain any licenses, permits and approvals necessary for the manufacture of the Product in the Facility in accordance with Applicable Law as of the date of this Agreement. LONZA will promptly notify CLIENT if LONZA receives notice that any necessary license, permit, or approval is or may be revoked or suspended. If LONZA fails to maintain any license, permit and/or approval necessary for the manufacture of the Product in the Facility, CLIENT shall have the right to terminate this Agreement; provided, however that CLIENT shall have no right to terminate this Agreement in the event that the failure results from a change in law or regulation with which LONZA [***]; provided further that LONZA obtains the relevant license, permit and/or approval within the lesser of [***] from the date of CLIENT’s written request, or the grace period permitted by the applicable law or regulation.
7.2
Inspections/Quality Audit by CLIENT. At least [***] per year and upon not less than [***] prior written notice, LONZA will permit CLIENT to inspect and audit the parts of the Facility where the manufacture of the Product is carried out in order to assess LONZA’s compliance with this Agreement and Statements of Work; however, if any such audit reveals a material compliance issue or other reasonable cause exists, then CLIENT shall have the right to conduct additional audits during such year to verify that such issue has been remedied. Such audits shall not last for more than [***]. CLIENT Personnel engaged in such inspection will abide by the terms and conditions set forth in Sections 4.9.4 and 10. For each such audit, CLIENT shall be permitted to inspect any Facility used in the Services as well as the manufacturing of the Product, including inspection of (a) the Materials used in the manufacture of the Product, (b) the holding facilities for such Materials, (c) the equipment used in the manufacture of the Product, and (d) all records relating to such manufacturing and each Facility, including Project Documentation (which records, other than SOPs that are LONZA’s Confidential Information, may be copied by CLIENT). Following such audit, CLIENT shall discuss its observations and conclusions with LONZA and LONZA shall implement such corrective actions as may be reasonably determined by CLIENT within [***] after notification thereof by CLIENT.

In addition to the foregoing, CLIENT and/or its representatives shall have the right to perform “For Cause” audits at any time upon reasonable advance notice and during regular business hours. If a For Cause audit confirms that LONZA did not comply with its obligations under the Agreement, the audit shall not be charged by LONZA; in all other cases LONZA’s standard hourly rates apply. Notwithstanding the foregoing, a For Cause audit shall also be at no cost for CLIENT if [***]. For the avoidance of doubt, any and all costs related to deviations and or modifications to the Facility requested and/or approved by CLIENT (outside of those related to material breaches of the Agreement attributable to LONZA which costs shall be the sole responsibility of LONZA) related to the manufacturing of Product will be priced in a quote from LONZA and shall only be implemented upon CLIENT acceptance of such costs.

7.3
Inspections by Regulatory Agencies. Except as otherwise set forth in the Quality Agreement, LONZA will allow representatives of any regulatory agency to inspect the relevant parts of the Facility where the manufacture of the Product is carried out and to inspect the Project Documentation and Batch Records to verify compliance with cGMP and other practices or regulations and will promptly notify CLIENT of the scheduling of any such inspection relating to the manufacture of Product. LONZA will promptly send to CLIENT a copy of any reports, citations, or warning letters received by LONZA in connection with an inspection of a regulatory agency to the extent such documents relate to or affect the manufacture of the Product. LONZA shall provide CLIENT with a copy of all draft responses for comment as soon as reasonably possible and all final responses for review and approval by CLIENT, which shall not be unreasonably withheld or delayed, within [***] prior to submission thereof.
7.4
Regulatory Support. On CLIENT’s reasonable request, LONZA shall provide CLIENT with such existing files and other documents in LONZA’s possession regarding LONZA’s manufacturing processes and procedures for Product as is reasonably necessary for CLIENT to comply with its obligations under Applicable Laws, rules and regulations as the sponsor of clinical trials of Products or to file or maintain regulatory approvals for Products (including providing the batch documentation associated with the technology transfer runs that may be used to support the IND filing or other regulatory submissions). Notwithstanding the foregoing, LONZA shall not be obligated to provide CLIENT with SOPs that are LONZA’s Confidential Information, and shall provide such SOPs (or a right of reference thereto as part of a Drug Master File) directly to the regulatory authority. To the extent additional regulatory support is requested by CLIENT, LONZA shall provide all reasonable and necessary regulatory support as agreed to by the Parties in a separate Statement of Work.
7.5
Process Changes. No change to the Process shall be made except by an agreement in writing signed by the authorized representatives of the Parties, provided that [***]. CLIENT shall be responsible for obtaining all necessary Product-related approvals from regulatory authorities with respect to a Process change. LONZA shall submit to CLIENT for its approval a revised price proposal for Batches of the Product that reflects any reasonable cost increase or decrease resulting from any Process changes with respect to the manufacture of the Product and which is consistent with the principles in item (ii) of Section 9, to the extent applicable. In the event the Parties are unable after good faith negotiation to agree on such cost increase or decrease, (a) LONZA may [***]; or (b) CLIENT may [***].
7.6
Specification Changes. No change to the Specifications shall be made except by an agreement in writing signed by the authorized representatives of the Parties, provided that [***]. LONZA shall submit to CLIENT for its approval a revised price for the Product that reflects any reasonable cost increase or decrease resulting from any proposed changes to the Process or test methods resulting from such requested modification of the Specifications and which is consistent with the principles in item (ii) of Section 9, to the extent applicable. In the event the Parties are unable after good faith negotiation to agree on such cost increase or decrease, (a) LONZA may [***]; or (b) CLIENT may [***]. If such modification results in the requirement to reprocess and/or retest previously manufactured and otherwise acceptable Product, any reasonable and documented costs incurred by LONZA in such reprocessing and/or retesting shall be paid within the longer of: (x) [***] of the mutual written agreement of the Parties for LONZA to reprocess and/or retest the Product; or (y) [***] after CLIENT receives the final report of the results of such retest or reprocessing.
8.
Financial Terms
8.1
Payments. CLIENT will make payments to LONZA in the amounts set forth in the Statement of Work upon receipt of an invoice from LONZA. In the event that CLIENT has not either paid or [***] with respect to any invoice within [***] of the applicable due date (as established by Section 8.2), CLIENT’s failure shall be considered a material breach under Section 14.2, subject to the cure provisions set forth therein; provided that if there is a dispute between the Parties regarding whether Product conforms with the Product Warranties pursuant to Sections 5.2 through 5.4, then payment with respect to such Product shall be due within [***] after the Parties agree that, or CLIENT receives notice from the independent expert or laboratory that, the invoiced Product complies with the Specifications or, subject to Section 5.4, CLIENT receives replacement Product in conformance with the Specifications, as the case may be; provided further, if CLIENT in good faith disputes any portion of an invoice, it shall pay the undisputed portion and shall provide LONZA with written notice of the disputed portion and its reasons therefor, and CLIENT shall not be obligated to pay such disputed portion while the dispute is pending. Further, in addition to all other remedies available to LONZA, in the event that CLIENT has not paid an invoice other than a Disputed Invoice within [***] of the applicable due date (as established by Section 8.2), LONZA may elect to suspend the provision of all or a portion of the services under such Statement of Work.
8.2
Invoices and Pricing. LONZA will charge for the services in accordance with the price schedule in each individual Statement of Work. LONZA will invoice CLIENT according to the schedule set forth in a Statement of Work. LONZA will deliver invoices electronically by email, which shall be considered to be an original invoice. LONZA shall include the applicable purchase order number on each invoice. Invoices should be e-mailed to [***], and/or to such other e-mail address(es) as CLIENT may stipulate from time to time. LONZA will not deliver a paper invoice. Payment of invoices is due as provided in the Statement of Work. Unless otherwise provided in the Statement of Work, all pricing excludes taxes and costs relating to shipping, validation and regulatory filings. The price shall be invoiced to CLIENT in the local currency of the location of the facility in which the Services were performed.
8.3
Taxes. CLIENT agrees that it is responsible for and will pay any sales, use or other taxes (the “Taxes”) resulting from LONZA’s production of Product under this Agreement (except for income or personal property taxes payable by LONZA). The amount of any such tax shall be added by LONZA to its invoices issued hereunder and paid by CLIENT.

8.4
Interest. Any fee, charge or other payment due to LONZA by CLIENT under this Agreement that is not paid within [***] after it is due will accrue interest on a daily basis at a rate of [***] (or the maximum legal interest rate allowed by Applicable Law, if less) from and after such date.
8.5
Method of Payment. Except as otherwise set forth in Section 8.2, all payments to LONZA hereunder by CLIENT will be in United States currency and will be by check, wire transfer, money order, or other method of payment approved by LONZA. Bank information for wire transfers is as follows:

Mailing address for wire transfer payments:

[***] [***]

[***] [***]

[***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***]

9.
Cost Adjustments. The prices set forth in the Statement of Work attached hereto will be subjected to an automatic adjustment for annual inflation or deflation, as applicable, after the [***] anniversary of the Effective Date, as per [***], provided, however in no event shall adjustment result in an adjustment of the prices more than [***] as compared to the prior year. In addition to the foregoing, a price adjustment may implemented [***]
10.
Confidential Information
10.1
Definition. “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement. Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” of both Parties and will be subject to the terms and conditions set forth in this Article 10. The Process, Project Documentation, Specifications, and any improvements or modifications thereto developed during the term of this Agreement, but excluding any LONZA Operating Documents, LONZA Inventions or LONZA Confidential Information included in any of the foregoing, will be (i) the property of CLIENT and LONZA shall and hereby does, and shall cause its Affiliates to, assign to CLIENT any and all interest it has in the same and (ii) deemed CLIENT Confidential Information and subject to the provisions set forth in this Article 10.

10.2
Exclusions. Notwithstanding the foregoing Section 10.1, the confidentiality obligations under this Section 10 shall not apply to the extent that such information:
(a)
at the time of disclosure is in the public domain;
(b)
becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;
(c)
at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;
(d)
is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession and such distribution of such Confidential Information; or
(e)
is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.
10.3
Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that for the term of the Agreement and the [***] period following any termination of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees, except in accordance with Section 10.4. Neither Party will use Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.
10.4
Permitted Disclosures. Each receiving Party agrees to (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors having a need to know such Confidential Information for purposes of this Agreement; provided that such U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors are informed of the terms of this Agreement and are subject to obligations of confidentiality, non-disclosure and non-use similar to those set forth herein.
10.5
Government-Required Disclosure. If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose information subject to an obligation of confidentiality under this Agreement, such Party may comply with the order, but shall limit the disclosure to the minimum amount of the other Party’s Confidential Information required to be disclosed under such order and shall notify the other Party as soon as possible and provide the said Party an opportunity to apply to a court of record for relief from the order.
10.6
Publicity. Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party or as otherwise set forth in Section 10.7.

10.7 Publications. Subject to the other provisions of this Article 10, neither Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Party, except for any such press release or other public announcement that is required by Applicable Law or the rules of a stock exchange on which the securities of the Party making such press release or announcement are listed (or to which an application for listing has been submitted), in which case such Party shall provide the other Party with the proposed text of any such press release or public announcement for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) as early as possible, but in no event less than [***] in advance of the publication, communication or dissemination thereof; provided, however, that such other Party shall be deemed to have approved any such press release or public announcement if it fails to notify the proposing Party in writing of any objections to such press release or public announcement within [***] of receipt by such other Party of the text of such press release or public announcement. For general business development purposes, LONZA may announce on its website or in press releases the general nature of work performed for CLIENT under any given Statement of Work upon receiving permission from CLIENT.

10.8 CLIENT Permitted Disclosures. Notwithstanding anything else in this Agreement, CLIENT or its Affiliates or licensees may disclose LONZA Confidential Information (i) in connection with the performance of CLIENT’s obligations or exercise of its rights as contemplated by this Agreement, (ii) to existing or prospective collaborators, partners, joint ventures or investors, (iii) in connection with a merger, consolidation or similar transaction of such entity or the sale of all or substantially all of the assets of CLIENT to which this Agreement relates, or (iv) as may be necessary or useful to file, prosecute or maintain patents rights with respect to the Product or the Process subject to Article 11.

11.
Intellectual Property
11.1
Ownership.
11.1.1
Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party. Except as expressly otherwise provided herein, ownership of any Intellectual Property that is developed, conceived, invented, first reduced to practice or made in connection with the performance under this Agreement shall follow inventorship all as determined under Applicable Laws.
11.1.2
Subject to Section 11.1.3, CLIENT shall own all right, title, and interest in and to any and all Intellectual Property that LONZA and/or its Affiliates develops, conceives, invents, first reduces to practice or makes, solely or jointly with CLIENT or others, (i) that is a development or improvement to CLIENT Materials, CLIENT Confidential Information and/or CLIENT Background Intellectual Property or (ii) as a result of or in connection with this Agreement (collectively, “CLIENT New IP”). For the removal of doubt, CLIENT New IP shall not include LONZA New IP, as defined below. LONZA shall, and shall cause its Affiliates and contractors to, promptly disclose in writing to CLIENT the conception, discovery, development, reduction to practice or making of any CLIENT New IP. LONZA hereby assigns, and shall cause its employees and representatives to assign, to CLIENT all of LONZA’s right, title and interest in and to such CLIENT New IP. LONZA shall promptly disclose to CLIENT in writing all CLIENT New IP. LONZA shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm CLIENT’s ownership of CLIENT New IP, and any documents required to apply for, maintain and enforce any patent or other right in the CLIENT New IP.
11.1.3
Notwithstanding Section 11.1.2, and subject to the license granted in Section 11.2.2, LONZA shall own all right, title and interest in “LONZA New IP”, which as used in this Agreement means Intellectual Property that LONZA and/or its Affiliates, or other contractors or agents of LONZA develops, conceives, invents, or first reduces to practice or makes in the course of performance under this Agreement that (i) is generally applicable to the development or manufacture of biological materials or (ii) is an improvement of, or direct derivative of, any LONZA Materials, LONZA Confidential Information and/or LONZA Background Intellectual Property, in each case that is not solely derived from or solely based on CLIENT’s Confidential Information, the Product, or other deliverables under this Agreement. For avoidance of doubt, “LONZA New IP” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property. CLIENT hereby assigns, and shall cause its employees and representatives to assign, to LONZA all of CLIENT’s right, title and interest in and to such LONZA New IP. CLIENT shall promptly disclose to LONZA in writing all LONZA New IP. CLIENT shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm LONZA’s ownership of the LONZA New IP, and any documents required to apply for, maintain and enforce any patent or other right in the LONZA New IP.
11.2
License Grants.
11.2.1
During the term of this Agreement, CLIENT hereby grants to LONZA a fully paid, non-exclusive license under any and all CLIENT Intellectual Property that is necessary for LONZA to perform its obligations under this Agreement for the sole and limited purpose of LONZA’s performance of its obligations under this Agreement, including the development of the Process and the manufacture of Product for CLIENT.
11.2.2
Subject to the terms and conditions set forth herein (including the payment required under this Agreement), LONZA hereby grants to CLIENT a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses (including through multiple tiers), (a) under the LONZA New IP and such other Intellectual Property of LONZA, to use, sell, import or otherwise exploit the Product (including any improvements thereto) or any finished pharmaceutical or biological product that contains the Product manufactured under this Agreement and (b) under the LONZA New IP to make and have made the Product (including any improvements thereto) or any finished pharmaceutical or biological product that contains the Product.
11.3
Further Assurances. Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Article 11.

11.4
Prosecution of Patents.
11.4.1
LONZA will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming LONZA Inventions at LONZA’s expense. CLIENT will cooperate with LONZA to file, prosecute, maintain and defend patent applications and patents claiming LONZA Inventions, and will have the right to review and provide comments to LONZA relating to such patent applications and patents.
11.4.2
CLIENT will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming CLIENT Inventions at CLIENT’s expense. LONZA will cooperate with CLIENT to file, prosecute and maintain patent applications and patents claiming CLIENT Inventions, and will have the right to review and provide comments to CLIENT relating to such patent applications and patents.
11.5
LONZA Technology Transfer. At any time or from time to time during, or after the term of this Agreement, and upon request by CLIENT, LONZA shall, and shall cause its Affiliates to, transfer to CLIENT or its designee(s) the Process, the Project Documentation and Specifications, that are necessary or useful for, or are otherwise related to, the manufacture of the Product as conducted under this Agreement. For clarity, LONZA is not obligated to transfer LONZA Operating Documents. CLIENT shall pay LONZA for its reasonable and documented, out-of-pocket expenses incurred in the performance of its activities under this Section 11.5 unless such activities are requested by CLIENT in response to a breach by LONZA of its obligations hereunder, in which case LONZA shall bear all of its own costs and expenses. LONZA shall conduct any such technology transfer in accordance with an SOW setting forth the activities to be conducted to effect the technology transfer and an estimated timeline; provided, however, that any such SOW (or failure by the Parties to agree such SOW) is not intended to limit, and shall not be construed as limiting, LONZA’s obligation to effect the technology transfer pursuant to this Section 11.5.
12.
Representations and Warranties
12.1
By CLIENT. CLIENT hereby represents and warrants to LONZA that, to the best of its knowledge, (i) it has the requisite intellectual property and legal rights related to the CLIENT Materials and the Product to authorize the performance of LONZA’s obligations under this Agreement, and (ii) the performance of the Statement of Work and the production by LONZA of the Product as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against LONZA for infringement or another violation of intellectual property rights. Such representation and warranty will not apply to any production equipment supplied by LONZA or intellectual property used by LONZA and not owned or controlled by CLIENT.
12.2
By LONZA. LONZA hereby represents and warrants to CLIENT that, to the best of its knowledge, (i) it or its Affiliates have the requisite intellectual property rights in its equipment and Facility to be able to perform its obligations under this Agreement, (ii) that LONZA’s or its Affiliates’ use of its equipment and Facility as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against CLIENT for infringement or another violation of intellectual property rights, (iii) neither LONZA nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the United States Federal

Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq. (the “FFDCA”) or analogous provisions of Applicable Law outside the United States or listed on the United States Department of Health and Human Service’s List of Excluded Individuals/Entities and the United States General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs, or any analogous lists pursuant to Applicable Law outside the United States (collectively, “Excluded Lists”), and (iv) neither LONZA nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any person or entity who has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States, or who is the subject of a conviction described in such Section or analogous provisions of Applicable Law outside the United States, or listed on any Excluded List. LONZA shall inform CLIENT in writing immediately if it or any person or entity who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States or listed on any Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of LONZA’s knowledge, is threatened, relating to the debarment or conviction Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States, or listing on any Excluded List, of LONZA or any person or entity performing activities hereunder.
13.
Disclaimer; Limitation of Liability
13.1
DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.
13.2
Disclaimer of Consequential Damages. EXCEPT IN THE EVENT OF [***], IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
13.3
Limitation of Liability. EXCEPT IN THE EVENT OF [***], BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, LONZA’S LIABILITY TO CLIENT, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED [***]. TO THE EXTENT THAT THIS

CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR LONZA AS IS ALLOWABLE UNDER APPLICABLE LAW.
14.
Term and Termination
14.1
Term. The initial term of this Agreement will commence on the Effective Date and will continue until the fifth anniversary of the Effective Date unless terminated prior to that time or extended by the Parties; provided, however, that this Agreement will continue to remain in effect with respect to any Statements of Work already issued at the time of such termination or expiration, until such Statements of Work are themselves terminated or expire. The initial term shall automatically be extended for additional two-year terms upon the end of the then-current term (the initial term plus any such extension, the “Term”) unless (i) CLIENT provides notice of non-renewal to LONZA at least [***] prior to the end of the then-current Term or (ii) LONZA provides notice of non-renewal to CLIENT at least [***] prior to the end of the then-current Term.
14.2
Termination for Material Breach. Either Party may terminate this Agreement or any SOW, by written notice to the other Party, for any material breach of this Agreement or such SOW by the other Party, if such breach is not cured within [***] after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such thirty-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty-day period, except in the case of a payment default, the cure period shall be extended to [***], so long as the breaching Party is making [***] to cure and such breach is capable of being cured within such [***] period. Such termination shall be effective upon expiration of such cure period.
14.3
Termination Without Cause. CLIENT may terminate this Agreement or any SOW by providing written notice of termination no less than [***] in advance of the date of termination. After the first anniversary of the Effective Date, LONZA may terminate this Agreement or any SOW by providing written notice of termination no less than [***] in advance of the date of termination. For the avoidance of doubt, in the event of termination by CLIENT under this Section 14.3, CLIENT shall, in addition to any fees owed pursuant to Section 4.4, at a minimum, remain liable for all fees owed pursuant to any outstanding Statement of Work during such [***] period.
14.4
Termination for Insolvency. Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.
14.5
CLIENT Termination Rights. CLIENT may terminate this Agreement immediately upon notice to LONZA in the event that (a) any regulatory authority requires or causes the withdrawal of any Product or (b) CLIENT ceases to develop or commercialize any Product.
14.6
Effects of Termination.
14.6.1
Accrued Rights. Termination of this Agreement or an SOW for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement, including as expressly described in any SOW, and this Agreement shall continue in full force and effect with respect to any such obligations. Without limitation of the foregoing, in the event of termination of this Agreement or of any Statement of Work, LONZA shall be compensated for (i) Services rendered up to the date of termination of this Agreement or such SOW, as applicable; (ii) all reasonable and documented non-cancellable costs incurred through the date of termination in compliance with the applicable Statement of Work, including costs and fees for Materials used or purchased for use in connection with the Services; and (iii) except in the case of a termination for LONZA breach, termination under Section 14.3 by LONZA, termination for LONZA insolvency under Section 14.4, or termination by CLIENT under Section 14.5, any applicable Cancellation Fees, and in the case of each of clauses (i) through (iii), LONZA shall refund any fees prepaid by CLIENT not otherwise required to be paid in accordance with clauses (i) through (iii). In the case of termination by LONZA for CLIENT’s material breach, all scheduled Batches shall be deemed cancelled by CLIENT, and Cancellation Fees shall be calculated as of the date of written notice of termination to the extent LONZA cannot reallocate the applicable manufacturing capacity to another customer after using reasonable efforts to do so.
14.6.2
Disposition of Remaining CLIENT Property and Confidential Information. Upon termination or expiration of this Agreement, LONZA will store any Remaining CLIENT Property as set forth in Section 6.2 and, at CLIENT’s option, return or destroy any CLIENT Confidential Information in the possession or control of LONZA. Likewise, CLIENT will, at LONZA’s option, return or destroy any LONZA Confidential Information in the possession or control of CLIENT (other than LONZA Confidential Information for which CLIENT has a right to continue to use or disclose). Notwithstanding the foregoing provisions: (i) LONZA may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LONZA’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.
14.6.3
Survival. Articles 1, 5, 10, 11 (other than Section 11.2.1), 13, 15, 16, and 17 and Sections 2.8, 2.9, 3.3.2, 4.4, 4.5, 4.7, 4.8, 4.10, 6.2, 8.1 (for final accounting only), 8.5 (for final accounting only), and 14.6 of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

15.
Indemnification
15.1
Indemnification of CLIENT. LONZA will indemnify CLIENT, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any breach by LONZA of this Agreement, (b) the negligence or willful misconduct on the part of one or more of the LONZA Parties in performing any activity contemplated by this Agreement, or (c) any infringement or misappropriation of the intellectual property rights of any Third Party relating to any acts of LONZA under this Agreement attributable to any change to or deviation from a Statement of Work made by LONZA except to the extent attributable to any infringement or misappropriation of the intellectual property rights of any Third Party by CLIENT’s Background Intellectual Property or CLIENT New IP, except in each case for those Losses for which CLIENT has an obligation to indemnify the LONZA Parties pursuant to Section 15.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.
15.2
Indemnification of LONZA. CLIENT will indemnify LONZA and its Affiliates, and their respective directors, officers, employees and agents (the “LONZA Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any breach by CLIENT of this Agreement, (b) the use or sale of Products, except to the extent such Losses arise out of or result from a breach by LONZA of the Product Warranties, (c) the negligence or willful misconduct on the part of CLIENT or its Affiliates in performing any activity contemplated by this Agreement, (d) the use or practice by LONZA of any process, invention or other intellectual property supplied by CLIENT to LONZA under this Agreement, and (e) any infringement or misappropriation of the intellectual property rights of any Third Party relating to any acts of CLIENT under this Agreement or the use of the Product or the performance of the Services, except to the extent attributable to any change to or deviation from a Statement of Work made by LONZA or to the extent attributable to any infringement or misappropriation of the intellectual property rights of any Third Party by LONZA’s Background Intellectual Property or LONZA New IP, except in each case for those Losses for which LONZA has an obligation to indemnify CLIENT pursuant to Section 15.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.
15.3
Indemnification Procedure.
15.3.1
An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.
15.3.2
An Indemnitee which intends to claim indemnification under Section 15.1 or Section 15.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.
15.4
Insurance. Each of CLIENT and LONZA will maintain, at all times during the term of this Agreement and for [***] thereafter, coverage of the types and in the amounts customary and consistent with biopharmaceutical industry standards (the “Insurance Policy”), and will provide a Certificate of Insurance to the other Party that the Insurance Policy has been endorsed to designate such other Party as an additional insured. Each Party will maintain the Insurance Policy with an insurance company having [***] and will provide the other Party with at least 30 days’ written notice prior to termination of such Insurance Policy.
16.
Additional Covenants
16.1
Non-Solicitation. During the term of this Agreement and for [***] thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliate; provided that, with respect to employees of LONZA and its Affiliates, such employees must have been involved in the provision of the Services; provided further that, neither Party shall be in violation of this Section 16.1 as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.
17.
Miscellaneous
17.1
Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.
17.2
Force Majeure. Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, a viral, bacterial or mycoplasmal contamination which causes a shutdown of the Facility, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components, labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations.
17.3
Condemnation. If the Facility is condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and CLIENT will not have any right to the Condemnation proceeds nor shall CLIENT owe LONZA any Cancellation Fees.
17.4
Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LONZA:

Lonza Houston, Inc..
Attn: Business Head
14905 Kirby, Drive

Pearland, Texas 77047

With a copy to:

Assistant General Counsel
Lonza America, Inc.
412 Mount Kemble Avenue
Morristown, NJ 07960
[***]

If to CLIENT:

Arcellx, Inc.
Attn: Sr. Director of Contracts

25 West Watkins Mill, Suite A
Gaithersburg, MD 20878

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 17.4.

17.5
Entire Agreement; Amendments. This Agreement, including the Appendices attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.
17.6
Governing Law. The construction, validity and performance of the Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its conflicts of laws provisions.
17.7
Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.
17.8
Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.
17.9
Titles and Subtitles. All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Appendix hereto).
17.10
Exhibits. All “RECITALS”, “DEFINITIONS”, exhibits and appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.
17.11
Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. The headings of this Agreement are for convenience and reference only. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.
17.12
Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either Party shall be entitled without the prior written consent of the other Party to assign this Agreement to an Affiliate or to any company to which the assigning Party may transfer all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, sale, merger, consolidation, change of control or otherwise; provided, further, however, if such assignee of CLIENT is [***], then any such assignment will be subject to the consent of LONZA (such consent not to be unreasonably withheld, conditioned or delayed). In the case of an assignment by a Party to its Affiliate, such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.
17.13
Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).
17.14
Dispute Resolution. If the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee). In the event that no agreement is reached by the Presidents (or other designees) with respect to such dispute within [***] after its referral to them, either Party may pursue any and all remedies available at law or in equity.
17.15
No Presumption Against Drafter. For purposes of this Agreement, CLIENT hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter.
17.16
Equitable Relief. Each Party acknowledges and agrees that in the event of a violation or threatened violation of any provision of Sections 10 or 11 of this Agreement, the other Party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits, and other benefits arising from any such violation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ARCELLX, INC.

9/3/21______________________ By: /s/ Brian Murphy

Date Name: Brian Murphy

Title: VP Cell Process Sciences

LONZA HOUSTON, INC.

Sept 2nd, 2021_________________ By: /s/ Thomas Fellner

Date Name: Thomas Fellner

Title: VP, Sales & Program Mgmt

Schedule 1

LOI Attachment B

[***]

Appendix 1

[***]